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                                                                 Exhibit (d) (4)

                               NMT MEDICAL, INC.

                    INCENTIVE STOCK OPTION LETTER AGREEMENT

                             1996 STOCK OPTION PLAN

TO: [________________]

  We are pleased to inform you that you have been selected by the Plan Administrator of the NMT Medical, Inc. (the "Company") 1996 Stock Option Plan (the "Plan") to receive an incentive stock option (the "Option") as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, for the purchase of [________] shares (the "Shares") of the Company's common stock, $.001 par value per share, at an exercise price of $[_____] per share (the "Exercise Price"). The date of grant of the Option is March 27, 2001 (the "Grant Date"). A copy of the Plan is attached and the provisions thereof, including, without limitation, those relating to withholding taxes, are incorporated into this Agreement by reference.

  The terms of the option are as set forth in the Plan and in this Agreement. The most important of the terms set forth in the Plan are summarized as follows:

      Term. The term of the option is ten years from Grant Date, unless sooner terminated.

  Exercise. During your lifetime only you can exercise the Option. The Plan also provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise in the form attached to this Agreement when you exercise the Option.

  Payment for Shares. The Option may be exercised by the delivery of:

(a) Cash, personal check (unless at the time of exercise the Plan Administrator determines otherwise), or bank certified or cashier's checks; or

(b) Unless the Plan Administrator in its sole discretion determines otherwise, a properly executed Notice of Exercise, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Pice.

  Termination. The Option will terminate immediately upon termination for cause, as defined in the Plan, or three months after cessation of your relationship with the Company or an Affiliate thereof, unless cessation is due to death or total disability, in which case the Option shall terminate 12 months after cessation of such relationship.

  Transfer of Option. The Option is not transferable except by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order.
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  Vesting. During the period of your continuous relationship with the Company or any subsidiary thereof, the Option shall become exercisable in equal annual installments over a four year period commencing one year after the last day of the month during which this Option has been granted.

     Upon (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction or (c) the liquidation, dissolution or other similar event involving the Company, and as long as you are an employee, director, officer, agent, consultant or independent contractor of the Company or any Affiliate thereof at such time, the Options shall become immediately exercisable in full.

  You understand that, during any period in which the Shares which may be acquired pursuant to your Option are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (and you yourself are also so subject), in order for your transactions under the Plan to qualify for the exemption from Section 16(b) provided by Rule 16b-3, a total of six months must elapse between the grant of the Option and the sale of Shares underlying the Option.

  Please execute the Acceptance and Acknowledgement set forth below on the enclosed copy of this Agreement and return it to the undersigned.

                                 Very truly yours,

                                 NMT MEDICAL, INC.


                                 By:_______________________________________
                                 Name:   [_______________]
                                 Title:   [_______________]
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ACCEPTANCE AND ACKNOWLEDGEMENT

  I, a resident of the State of _______________________________, accept the stock option described above granted under the NMT Medical, Inc. 1996 Stock Option Plan (the "Plan"), and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have read and understand the Plan, including the provisions of Section 8 thereof.

Dated:______________________________________________

Taxpayer I.D. Number:_______________________________

Signature:__________________________________________

  By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of such Optionee's execution of this Agreement, acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of this Agreement and the Plan.

Dated:_____________________________________________

Spouse's Signature:________________________________

Printed Name:______________________________________
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                               NOTICE OF EXERCISE

  The undersigned, pursuant to an incentive Stock Option Letter Agreement (the "Agreement") between the undersigned and NMT Medical, Inc. (the "Company"), hereby irrevocably elects to exercise purchase rights represented by the Agreement, and to purchase thereunder [______] shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), covered by the Agreement and herewith makes payment in full therefor.

  The undersigned hereby represents and warrants that he or she has received the applicable prospectus and a copy of the Company's most recent annual report, as well as all other material sent to the Company's stockholders generally.

  The undersigned further acknowledges that the number of shares of Common Stock subject to the Agreement is hereafter reduced by the number of shares of Common Stock represented by the Shares.

                                        Very truly yours,


                                        Name:

                                        Social Security No.

                                        Address: